ITHACA INDUSTRIES ACQUIRES GLENDALE HOSIERY


WILKESBORO, N.C., MARCH 25, 1998--ITHACA INDUSTRIES, INC., one of the nation's largest manufacturers of private-brand men's and women's underwear and women's hosiery products, today announced it has completed the acquisition of privately held Glendale Hosiery Company of Siler City, N.C., a quality manufacturer of women's sheer hosiery. Ithaca expects the transaction to be accretive to net income and earnings per share during its 1990 fiscal year that commenced February 1, 1998.

Ithaca also announced the closing of $110 million in senior credit facilities.

In announcing the acquisition, Jim D. Waller, Ithaca's chairman, president and chief executive officer said, "The private-brand apparel market is highly fragmented, featuring many small, private companies. Ithaca management anticipates realizing substantial annual savings through production efficiencies, streamlining of operations and economies of scale. We're excited this acquisition of a quality hosiery company will expand our business with existing customers and give us entry into others."

Glendale, the former hosiery division of Kellwood, was the subject of a management buyout in 1986. It has been operating as a profitable private company since then, and posted 1997 revenues of $45 million. Glendale is a principal supplier of women's hosiery to Sears, Roebuck & Co., J.C. Penny and other major national retailers.

Senior management of Glendale will remain with the company after the acquisition. Brian F. Slagle, Glendale's president and chief executive officer, said, "We're pleased and excited about joining the Ithaca team. Our complementary strengths and the efficiencies of this combination will serve our customers well." Slagle will become executive vice president, heading Ithaca's combined hosiery division.

Ithaca Industries, Inc. is one of the largest manufacturers of private-brand men's and women's underwear and women's hosiery products in the United States. Products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores, specialty stores, drug stores and supermarkets. Ithaca stock is currently traded via the Nasdaq bulletin board.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE RISKS INCLUDE BUSINESS RISKS SUCH AS CHANGES IN THE PRICE OF RAW MATERIALS, CONCENTRATION OF ITHACA'S PRINCIPAL CUSTOMERS, AVAILABILITY OF LABOR

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AND COMPETITIVE FACTORS; INDUSTRY RISKS SUCH AS CHANGES IN THE RETAILING
INDUSTRY AND SHIFTS IN CONSUMER PREFERENCES; FINANCIAL RISKS SUCH AS LIQUIDITY AND ACCESS TO CAPITAL; CONSUMMATION OF THE GLENDALE HOSIERY COMPANY ACQUISITION AND SUBSEQUENT INTEGRATION; AND OTHER RISKS AS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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                     DIAL 1-800-PRO-INFO AND ENTER "ITHA9."